MetLife Investors Insurance Company
                                700 Market Street
                            St. Louis, Missouri 63101




INDIVIDUAL RETIREMENT ANNUITY ENDORSEMENT

This Endorsement forms a part of the Certificate to which it is attached. The effective date of this Endorsement is the same as the date of issue shown on the Certificate Data Page.

The term "Certificate", wherever used herein, shall also mean "Policy".

THE FOLLOWING PROVISIONS APPLY TO A CERTIFICATE WHICH IS ISSUED ON A QUALIFIED BASIS IF THE APPLICATION INDICATES IT IS TO BE ISSUED UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED, ("CODE") SECTION 408. THE PROVISIONS OF THE APPLICABLE QUALIFIED RETIREMENT PLAN TAKE PRECEDENCE OVER THE PROVISIONS OF THIS CERTIFICATE. IN THE CASE OF A CONFLICT WITH ANY PROVISION IN THE CERTIFICATE OR ANY OTHER ENDORSEMENTS OR RIDERS, THE PROVISIONS OF THIS ENDORSEMENT WILL CONTROL. THE CERTIFICATE IS AMENDED AS FOLLOWS:

1.   The Owner is the Annuitant.

2    This Certificate is not transferable.

3. This Certificate, and the benefits under it, cannot be sold, assigned or pledged as collateral for a loan or as security for the performance of an obligation or for any other purpose to any person other than to the issuer of the Certificate.

4.   The Annuitant's entire interest in this Certificate is nonforfeitable.

5. This Certificate is established for the exclusive benefit of the Annuitant and the Annuitant's beneficiary(ies).

6. Except in the case of a rollover contribution (as permitted by Code ss.402(c), 403(a)(4), 403(b)(8), or 408(d)(3)) or a contribution made in accordance with the terms of a Simplified Employee Pension (SEP) as described in Code ss.408(k), no contributions will be accepted unless they are in cash, and the total of such contributions shall not exceed $2,000 for any taxable year.

7. No contribution will be accepted under a SIMPLE plan established by any employer pursuant to Code ss.408(p). No transfer or rollover of funds attributable to contributions made by a particular employer under its SIMPLE plan will be accepted from a SIMPLE IRA, that is, an IRA used in conjunction with a SIMPLE plan, prior to the expiration of the 2-year period beginning on the date the individual first participated in that employer's SIMPLE plan.

8. Distributions under the annuity payment options in the Certificate must commence to be distributed, no later than the first day of April following the calendar year in which the Annuitant attains age 70 1/2 (required beginning date), over (a) the life of the Annuitant, or the lives of the Annuitant and his or her designated beneficiary, or (b) a period certain not extending beyond the life expectancy of the Annuitant, or the joint and last survivor expectancy of the Annuitant and his or her designated beneficiary. Payments must be made in periodic payments at intervals of no longer than one year. In addition, payments must be either nonincreasing or they may increase only as provided in Q & A F-3 of ss.1.401(a)(9)-1 of the Proposed Income Tax Regulations.

     All distributions made hereunder shall be made in accordance with the requirements of ss.401(a)(9) of the Code, including the incidental death benefit requirements of ss.401(a)(9)(G) of the Code, and the regulations thereunder, including the minimum distribution incidental benefit requirement of ss.1.401(a)(9)-2 of the Proposed Income Tax Regulations.

Life expectancy is computed by use of the expected return multiples in Tables V and VI of ss.1.72-9 of the Income Tax Regulations. Life expectancy for distributions under an annuity payment option may not be recalculated.

9. If required distributions are to be made in a form other than one of the annuity payment options contained in the Certificate, then the entire value of the Certificate will commence to be distributed no later than the first day of April following the calendar year in which the Annuitant attains age 70 1/2 (required beginning date), over (a) the life of the Annuitant, or the lives of the Annuitant and his or her designated beneficiary, or (b) a period certain not extending beyond the life expectancy of the Annuitant, or the joint and last survivor expectancy of the Annuitant and his or her designated beneficiary.

     The amount to be distributed each year, beginning with the first calendar year for which distributions are required and then for each succeeding calendar year, shall not be less than the quotient obtained by dividing the Annuitant's benefit by the lesser of (a) the applicable life expectancy or
     (b) if the Annuitant's spouse is not the designated beneficiary, the applicable divisor determined from the table set forth in Q & A-4 or Q & A-5, as applicable, of ss.1.401(a)(9)-2 of the Proposed Income Tax Regulations. Distributions after the death of the Annuitant shall be distributed using the applicable life expectancy as the relevant divisor without regard to Proposed Income Tax Regulation ss.1.401(a)(9)-2.

     Life expectancy is computed by use of the expected return multiples in Tables V and VI of ss.1.72-9 of the Income Tax Regulations. Unless otherwise elected by the Annuitant by the time distributions are required to begin, life expectancies shall be recalculated annually. Such election shall be irrevocable by the Annuitant and shall apply to all subsequent years. The life expectancy of a non-spouse beneficiary may not be recalculated. Instead, life expectancy will be calculated using the attained age of such beneficiary during the calendar year in which the Annuitant attains age 70 1/2, and payments for subsequent years shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated.

10. An Annuitant shall be permitted to withdraw the required distribution in any year from another individual retirement account or annuity maintained for the benefit of the Annuitant in accordance with Notice 88-38. The Annuitant shall be responsible in such instance for determining whether the minimum distribution requirements are met, and the Company shall have no responsibility for such determination.

11. If the Annuitant dies after distribution of benefits has commenced, the remaining portion of such interest will continue to be distributed at least as rapidly as under the method of distribution being used prior to the Annuitant's death or as otherwise allowed under Code Section 401(a)(9) and the regulations thereunder. If the Annuitant dies before distribution of benefits commences, the entire amount payable to the beneficiary will be distributed no later than December 31 of the calendar year which contains the fifth anniversary of the date of the Annuitant's death except to the extent that an election is made to receive distributions in accordance with
     (a), (b) or (c) below:

     (a) if any portion of the Certificate proceeds is payable to a designated beneficiary, distributions may be made in installments over the life or over a period not extending beyond the life expectancy of the designated beneficiary commencing no later than December 31 of the calendar year immediately following the calendar year in which the Annuitant died;

     (b) if the designated beneficiary is the Annuitant's surviving spouse, and benefits are to be distributed in accordance with (a) above, distributions must begin on or before the later of (i) December 31 of the calendar year immediately following the calendar year in which the Annuitant died or (ii) December 31 of the calendar year in which the Annuitant would have attained age 70 1/2;

     (c) if the designated beneficiary is the Annuitant's surviving spouse, the spouse may treat the Certificate as his or her own IRA. This election will be deemed to have been made if such surviving spouse makes a regular IRA contribution to the Certificate, makes a rollover to or from such Certificate, or fails to elect any of the above provisions.

     Life expectancy is computed by use of the expected return multiples in Tables V and VI of Section 1.72-9 of the Income Tax Regulations. For purposes of distributions beginning after the Annuitant's death, unless otherwise elected by the surviving spouse by the time distributions are required to begin, life expectancies shall be recalculated annually. Such election shall be irrevocable by the surviving spouse and shall apply to all subsequent years. In the case of any other designated beneficiary, life expectancies shall be calculated using the attained age of such beneficiary during the calendar year in which distributions are required to begin pursuant to this section, and payments for any subsequent calendar year shall be calculated based on such life expectancy reduced by one for each calendar year which has elapsed since the calendar year life expectancy was first calculated. Life expectancy for distributions under an annuity payment option in the Certificate may not be recalculated.

     Distributions under this section are considered to have begun if distributions are made on account of the individual reaching his or her required beginning date or if prior to the required beginning date distributions irrevocably commence to an individual over a period permitted and in an annuity form acceptable under ss.1.401(a)(9)-2 of the Proposed Income Tax Regulations.

12. The Company shall furnish annual calendar year reports concerning the status of the annuity.

13.  Any  reference  or   restrictions,   limitations  or  requirements  in  the
     Certificate regarding misstatement of sex or proof of sex is hereby deleted.

14. The Company may at its option either accept additional future payments or terminate the Certificate by a lump sum payment of the then present value of the paid up benefit if no premiums have been received for two full consecutive Certificate years and the paid up annuity benefit at maturity would be less than $20 per month.

15. The Company will not assess a withdrawal charge on required minimum distributions made under Sections 8 or 9 of this endorsement but only as to amounts required to be distributed from only this Certificate.

All other terms and conditions of the Certificate remain unchanged.

MetLife Investors Insurance Company has caused this Endorsement to be signed by its President and Secretary.


Form 7023 (11/00)